EXHIBIT 12

Weyerhaeuser Company and Subsidiaries

Computation of Ratios of Earnings to Fixed Charges

For the twenty-six week periods ended June 25, 2006 and June 26, 2005

(Dollar amounts in thousands)

	Twenty-six weeks ended
	June 25, 2006	June 26, 2005
Available earnings:
Earnings from continuing operations before interest expense, amortization of debt expense and income taxes	$194,038	$1,279,696
Add: interest portion of rental expense	31,292	29,642
Deduct: undistributed earnings of equity affiliates	(34,781)	(13,766)

Available earnings	$190,549	$1,295,572

Fixed charges:
Interest expense incurred:
Weyerhaeuser Company and subsidiaries, excluding Weyerhaeuser Real Estate Company and other related subsidiaries	298,625	366,593
Weyerhaeuser Real Estate Company and other related subsidiaries	32,159	26,807

Subtotal	330,784	393,400
Less: intercompany interest	(2,751)	1,264

Total interest expense incurred	328,033	394,664
Amortization of debt expense	5,290	8,288
Interest portion of rental expense	31,292	29,642

Total fixed charges	$364,615	$432,594

Ratio of earnings (loss) to fixed charges	—	2.99

Coverage deficiency(1)	$(174,066)	—

(1)	The coverage deficiency of Weyerhaeuser Company and subsidiaries for the twenty-six weeks ended June 25, 2006, includes a noncash charge of $749 million arising from the impairment of goodwill associated with the Cellulose Fiber and White Papers segment.

Weyerhaeuser Company with its Weyerhaeuser Real Estate Company and Other Related Subsidiaries

Accounted for on the Equity Method, but Excluding the Undistributed Earnings of Those Subsidiaries

Computation of Ratios of Earnings (Loss) to Fixed Charges

For the twenty-six week periods ended June 25, 2006 and June 26, 2005

(Dollar amounts in thousands)

	Twenty-six weeks ended
	June 25, 2006	June 26, 2005
Available earnings (loss):
Earnings from continuing operations before interest expense, amortization of debt expense and income taxes	$168,434	$1,248,253
Add: interest portion of rental expense	27,588	26,610
Deduct: undistributed earnings of equity affiliates	(6,844)	(361)
Deduct: undistributed earnings before income taxes of Weyerhaeuser Real Estate Company and other related subsidiaries	(294,959)	(338,969)

Available earnings (loss)	$(105,781)	$935,533

Fixed charges:
Interest expense incurred	298,625	366,593
Amortization of debt expense	5,290	8,288
Interest portion of rental expense	27,588	26,610

Total fixed charges	$331,503	$401,491

Ratio of earnings (loss) to fixed charges	—	2.33

Coverage deficiency(2)	$(437,284)	—

(2)	The coverage deficiency of Weyerhaeuser Company with its Weyerhaeuser Real Estate company and other related subsidiaries accounted for on the equity method, but excluding the undistributed earnings of those subsidiaries for the twenty-six weeks ended June 25, 2006, includes a noncash charge of $749 million arising from the impairment of goodwill associated with the Cellulose Fiber and White Papers segment.